						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Three Months Ended		Twelve Months Ended		Three Months Ended
		Jan 2,		Oct 3,		Jan 4,
		2021		2020		2020
Operating income, as reported		$46,866		$153,372		$39,934
Restructuring and other charges	+	—	+	6,003	+	—
Adjusted operating income		46,866		159,375		39,934
	x	4			x	4

Adjusted annualized operating income		$187,464		$159,375		$159,736
Adjusted effective tax rate	x	13%	x	14%	x	13%
Tax impact		$24,370		$22,313		$20,766
Adjusted operating income (tax effected)		$163,094		$137,062		$138,970

Average invested capital		$1,002,087		$978,939		$945,397

ROIC		16.3%		14.0%		14.7%
WACC		8.1%		8.8%		8.8%
Economic Return		8.2%		5.2%		5.9%

	Three Months Ended
	Jan 2,	Oct 3,	Jul 4,	Apr 4,	Jan 4,	Sept 28,
	2021	2020	2020	2020	2020	2019
Equity	$1,006,959	$977,480	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	148,408	146,829	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	9,351	7,724	8,061	8,546	9,102	—
Debt and finance lease obligations - long-term	188,148	187,975	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	37,052	36,779	38,077	39,617	41,764	—
Less:
Cash and cash equivalents	(356,724)	(385,807)	(296,545)	(225,830)	(252,914)	(223,761)
	$1,033,194	$970,980	$1,029,033	$1,009,098	$960,998	$929,795

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)	In fiscal 2020, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019.